Kensey Nash Reaches Agreement with Ramius on New Board Nominees

Jeffrey Smith and Ceasar Anquillare to be Nominated; Ramius Withdraws Proxy Nominations

EXTON, Pa., Oct. 25 /PRNewswire-FirstCall/ -- Kensey Nash Corporation (Nasdaq: KNSY) announced today that it has reached agreement with Ramius Capital Group, L.L.C. ("Ramius") and its affiliates (collectively, the "Ramius Group") regarding the nomination of candidates for election to the Company's Board of Directors at its 2007 Annual Meeting. Starboard Value and Opportunity Master Fund Ltd., one of Ramius' affiliates, had nominated three individuals for election to the Board at the 2007 Annual Meeting. The Ramius Group collectively holds approximately 20.8% of the Company's outstanding shares.

The Kensey Nash Board of Directors has determined that it is in the best interests of the stockholders of the Company to nominate Jeffrey Smith and Ceasar Anquillare, who were originally nominated by Starboard Value and Opportunity Master Fund Ltd., for election to the Kensey Nash Board at the Company's annual meeting of stockholders on December 5, 2007. The Board has nominated Mr. Smith and Mr. Anquillare for election as directors and agreed to recommend a vote "for" Mr. Smith and Mr. Anquillare. Following their election, Mr. Anquillare will be appointed as a member of the Audit Committee of the Board and Mr. Smith will be appointed as a member of the Governance and Nominating Committee of the Board and a member of a Strategic Planning Committee of the Board that the Company has agreed to establish pursuant to the terms of the agreement. The Board has also nominated for re-election Mr. Robert Bobb, whose current term expires at the 2007 Annual Meeting.

In announcing the agreement, Mr. Joseph Kaufmann, president and chief executive officer of Kensey Nash, said, "We are very pleased that we were able to reach an agreement with the Ramius Group, our largest stockholder. We welcome Jeff and Ceasar to our board."

Mr. Smith is a partner of Ramius Capital Group, L.L.C., a member of the Ramius Group. Mr. Anquillare, is the Chairman and Chief Executive Officer of Winchester Capital Partners, a private transatlantic investment bank. Mr. Smith also serves as a director of S1 Corporation, and Mr. Anquillare also serves as a director of Bramdean PLC.

Ramius partner Jeffrey C. Smith said, "We are delighted to have brought this situation to an amicable conclusion and look forward to working constructively with the Company and its Board to continue to create additional value for the stockholders of the Company."

In connection with the agreement, the Ramius Group has agreed to withdraw its previous nomination of Mr. Smith, Mr. Anquillare and Mr. Peter Feld. In addition to Mr. Smith and Mr. Anquillare, the Ramius Group also agreed to vote in favor of the Company's other director nominee, Robert Bobb, for re-election to the Board at the 2007 Annual Meeting.

In addition, the Ramius Group has agreed to limit the number of additional Kensey Nash shares it may acquire prior to the Company's 2008 Annual Meeting and has agreed to refrain from submitting shareholder proposals, conducting proxy solicitation activities or taking certain other actions until the 2008 meeting, except that the Ramius Group may nominate up to two individuals for election to the Board at the 2008 meeting and engage in proxy solicitation activities related to those nominations.

The Company also announced that after 23 years of service on the Kensey Nash Board of Directors, Mr. John Nash has decided to retire from the Board, effective as of the date of the 2007 Annual Meeting, the end of his current three-year term. Mr. Nash, who will continue in his role as the Company's VP of new technology, will become a board member emeritus, in honor of his role as founder of the company and as a tribute to his many years of service on the board.

"As a board member, John's vision for creating a medical device company that develops innovative cost-effective products for helping patients has defined the company that we have become today. We are thankful for his contributions and pleased that he has elected to remain in his role as VP of New Technology where he can continue to create and develop new products for the company," commented Mr. Kaufmann.

In addition, Mr. Kim Rosenberg, the chairman of the Company's Audit Committee, will not seek re-election to the Board of Directors following his current three-year term, which ends as of the 2007 Annual Meeting. "On behalf of the Board of Directors, we wish to thank both John and Kim for their contributions over the past years. We greatly appreciate their service to the Company," commented Mr. Walter Maupay, Chairman of the Board.

About Kensey Nash Corporation

Kensey Nash Corporation is a leading medical technology company providing innovative solutions and technologies for a wide range of medical procedures. The Company provides an extensive range of products into multiple medical markets, primarily in the endovascular, sports medicine and spine markets. Many of the products are based on the Company's significant expertise in the design, development, manufacturing and processing of absorbable biomaterials, which has led to partnerships to commercialize technologies. Kensey Nash has also commercialized a series of innovative products through its own direct endovascular sales force. The Company is known as a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal(TM) Vascular Closure Device, which is licensed to St. Jude Medical, Inc.

About Ramius Capital Group, L.L.C.

Ramius Capital Group is a registered investment advisor that manages assets of approximately $9.6 billion in a variety of alternative investment strategies. Ramius Capital Group is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

Cautionary Note for Forward-Looking Statements

This press release contains forward-looking statements that reflect the Company's current expectations about its prospects and opportunities. The Company has tried to identify these forward looking statements by using words such as "expect," "anticipate," "estimate," "plan," "will," "forecast," "believe," or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties, and other important factors could cause the Company's actual results to differ materially from those in the forward-looking statements including, without limitation, the Company's success in launching its endovascular products into the marketplace, the Company's dependence on three major customers (St. Jude Medical, Arthrex and Orthovita) and their success in selling Kensey Nash related products in the marketplace, the impact of product recalls and other manufacturing issues, and competition from other technologies, among other important risks. For a more detailed discussion of these and other factors, please see the Company's SEC filings, including the disclosure under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

SOURCE Kensey Nash Corporation